AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 5, 2007

REGISTRATION STATEMENT NO. 333-138975

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SB-2/A
Pre-Effective

(Amendment No. 1)

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Universal Tracking Solutions, Inc.

(NAME OF SMALL BUSINESS ISSUER IN ITS CHARTER)

Nevada	5065	20-5249860
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Universal Tracking Solutions, Inc. 3317 South Higley Road Suite 114-475 Gilbert, AZ 85297 (877) 279-8877	Keith Tench Universal Tracking Solutions, Inc. 3317 S. Higley Rd., Suite 114-475 Gilbert, AZ 85297 (877) 279-8877
(Name, Address and Telephone Number of Principal Offices)	(Name, Address, and Telephone Number of Agent for Service)

COPIES TO:

Glenn E. Goldberg, Esq.
Goldberg Law Group, P.A.
200 Central Avenue, Suite 290
Saint Petersburg, Florida 33701
Phone 727.898.5200 Facsimile 866.323.6096

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box: []

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

CALCULATION OF REGISTRATION FEE

Title of Each Class of Security to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Shares of common stock outstanding, at $0.0001 par value (1)	7,142,500	$0.20	$1,428,500.00	$152.85
Shares of common stock issuable upon the exercise of outstanding warrants, at $0.0001 par value (1)	2,000,000	$0.20	$400,000.00	$42.80
Total	9,142,500		$1,828,500.00	$195.65

(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended (the "Securities Act").

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this Prospectus is not complete and is subject to change. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities in any state where the offer of sale is not prohibited.

At this time, we are not required to provide annual reports to security holders. However, shareholders and the general public may view and download copies of all of our filings with the SEC, including annual reports, quarterly reports, and all other reports required under the Securities Exchange Act of 1934, by visiting the SEC site (http://www.sec.gov) and performing a search of our electronic filings. We intend to file with the Securities and Exchange Commission a Form 8-A to register our common stock pursuant to Section 12(g) of the Securities and Exchange Act of 1934, as soon as practicable after this registration statement is declared effective by the Securities and Exchange Commission. Thereafter, annual reports will be delivered to security holders as required or they will be available online.

SUBJECT TO COMPLETION, DATED MARCH 5, 2007
PRELIMINARY PROSPECTUS

UNIVERSAL TRACKING SOLUTIONS, INC.

9,142,500 SHARES
Common Stock

Universal Tracking Solutions, Inc. (“UTS” or the “Company”), headquartered in Gilbert, Arizona, is an application based solutions provider of premier telemetry tracking systems. This prospectus relates to the sale of 9,142,500 shares of UTS’ common stock, $.0001 par value. The sale is in connection with:

•  Up to 2,000,000 shares of common stock which may be issued to warrant holders of the shares upon exercise of warrants.
•  The resale, by selling shareholders, of up to 7,142,500 shares of the Company’s common stock.

Prior to this Offering, there has been no market for our securities. Our common stock is not now listed on any national securities exchange, the NASDAQ stock market, or the OTC Bulletin Board. There is no assurance that our securities will ever trade on the OTC Bulletin Board or other exchange.

In connection with this offering, Smarts Oil and Gas, Inc., which currently owns 4,000,000 of the shares being registered, will issue 1 share of our common stock for each 6 shares of Smarts Oil and Gas, Inc. common stock issued and outstanding as of the record date, September 15, 2006. Smarts Oils and Gas, Inc. will distribute our shares to its shareholders as soon as practicable once this Registration Statement is declared effective.

Our common stock is not presently traded on any market or securities exchange, and we have not applied for listing or quotation on any public market. We anticipate applying for the trading of our common stock on the OTC Bulletin Board upon the effectiveness of this Registration Statement. We will not receive any proceeds from the sale of the common stock being offered. Please read this prospectus carefully. It describes our company, finances, products and services. Federal and state securities laws require that we include in this prospectus all the important information that you will need to make an investment decision.

The shares of common stock being offered by this prospectus involves a high degree of risk. You should read the "Risk Factors" section, located on page 8, before you decide to purchase any of the common stock.

	Price Per Share	Aggregate Price	Proceeds to Company
Common Stock Issuable Upon Exercise of Warrants	$0.20	$400,000.00	$400,000.00
Common Stock Offered by Selling Shareholders	$0.20	$1,428,500.00	$0.00

There are no underwriting commissions involved in this Offering, however, in the event that we engage a broker-dealer to sell some or all of our shares, we anticipate paying a commission of no more than ten (10%) percent which would reduce our proceeds by $40,000 if all 2,000,000 shares were sold subject to such commission.

The proceeds to us are shown before deduction for legal, accounting, printing and other expenses estimated at 15% of the Offering. Offering expenses, including selling commissions, if any, in excess of 15% of the total proceeds raised will be paid by one or more of our current stockholders.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. NOR HAVE THEY MADE, NOR WILL THEY MAKE, ANY DETERMINATION AS TO WHETHER ANYONE SHOULD BUY THESE SECURITIES. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Until________________, [90 days after effectiveness] all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to any dealers' obligation to deliver a prospectus when acting as underwriters and with respect to any unsold allotments or subscriptions.

THE DATE OF THIS PROSPECTUS IS MARCH 5, 2007

TABLE OF CONTENTS

PROSPECTUS SUMMARY	5
THE OFFERING	6
SUMMARY FINANCIAL DATA	7
RISK FACTORS	8
USE OF PROCEEDS	12
DETERMINATION OF OFFERING PRICE	12
CAPITALIZATION	12
DIVIDEND POLICY	12
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	13
DESCRIPTION OF BUSINESS	14
MANAGEMENT	15
EXECUTIVE COMPENSATION	16
CODE OF ETHICS	16
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	16
DISCLUSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES LIABILITIES	16
SELLING SHAREHOLDERS	17
USE OF PROCEEDS	17
DETERMINATION OF OFFERING PRICE	18
DILUTION	18
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	18
DESCRIPTION OF SECURITIES	19
PLAN OF DISTRIBUTION	21
LEGAL MATTERS	22
EXPERTS	22
WHERE YOU CAN FIND MORE INFORMATION	22
FINANCIAL STATEMENTS	F-1
PART II	33
INFORMATION NOT REQUIRED IN THE PROSEPCTUS	33

PROSPECTUS SUMMARY

The prospectus summary contains a summary of information contained elsewhere in this prospectus. You should read the entire prospectus carefully, especially the risks of investing in the securities discussed under "Risk Factors", and the financial statements and the notes to the financial statements under the Financial Statements section beginning on page F-1 prior to making an investment decision.

About Us

Universal Tracking Solutions, Inc. was incorporated on July 11, 2006 in the state of Nevada (hereinafter “UTS”, “we”, “us”, or the “Company”). UTS is a provider of gps tracking solutions. UTS specialize in fleet management, law enforcement, and finance applications as well as the motorcycle and auto industries.

Our Business

UTS technology provides real-time information of an asset or mobile resource’s location, speed, direction and/or heading. UTS combines GPS technology, wireless communication and a proprietary web site to enhance control, and increase overall efficiency of mobile assets.

UTS has built a software platform that can be customized to the target clients business needs. Our applications and code are written on an open interface so we can integrate with legacy systems worldwide. Key features of our GPS Tracking systems include:

•  Real-time location tracking
•  Historical location tracking
•  Alarm monitoring
•  Device configuration
•  System configuration

The Market

The market for GPS tracking technologies is growing. While we currently target our products to the automotive segment of the GPS market, our products and services can be used to track any assets. Our tracking units can be used as an effective asset management solution to a variety of organizations seeking to track assets.

Competition

Several competitors or potential competitors are marketing or have announced the development of products, including those that are based on GPS technology. It is anticipated that manufacturers of auto theft prevention devices and GPS devices can be deemed a competitor in the future. Several of the competitors and potential entrants into the vehicle tracking market have greater resources than we do. In addition, there can be no assurance that a competitor will not develop a system which would compete with or be superior to our systems.

We believe that we face competition from companies selling similar tracking products such as LoJack® and OnStar®, vehicle alarms and third party warranty and insurance products; not because the products are comparable to the products we offer, but because they are competing for available consumer funds in the automobile security and tracking products after-market.

Unlike other competitors in the market, UTS is web based and allows users to pinpoint location, speed, direction, as well as manage complex fleet solutions from any web based environment.

Employees and Strategic Advisors

As of the date of this prospectus we have 5 full-time employees. UTS also utilizes both internal and independent sales forces, as well as a varying number of independent contractors.

Typical Client

UTS targets various enterprise applications worldwide. Our current focus is the automotive marketplace. We have targeted this segment of the market as our devices can provide reporting and notification regarding a vehicles location and/or services needs, as well as theft recovery.

Our Offices

Our executive offices are located at 3317 S. Higley Rd., Suite 114-475, Gilbert, AZ 85297. Out telephone number is 877-279-8877.

THE OFFERING

Common stock offered by selling shareholders (including shares underlying warrants)	9,142,500
Common stock to be outstanding after the offering, assuming full conversion of the outstanding warrants.	12,542,500
Proceeds to the Company
The Company will not receive proceeds from the sale of shares by the selling shareholders. However, the Company will receive $400,000 assuming full conversion of the outstanding warrants associated with this offering.

We will bear all the costs and expenses associated with the preparation and filing of this registration statement.

Estimated Use of Proceeds

The Company will not receive proceeds from the sale of shares by the selling shareholders. However, the Company will receive $400,000 assuming full conversion of the outstanding warrants associated with this offering. We intend to use substantially all of the net proceeds from our sale of our shares of common stock for general corporate purposes, including working capital, expansion of sales and marketing activities.

Risk Factors

For a discussion of the risks you should consider before investing in our shares, read the "Risk Factors" section located on page 8.

SUMMARY FINANCIAL DATA

The summary financial information set forth below is derived from the financial statements appearing elsewhere in this Prospectus. Such information should be read in conjunction with such financial statements, including the notes thereto.

Statement of Operations Data
For the Period from July 19, 2006 (inception) to September 30, 2006

(Dollar amounts and share data)

2006
Sales	$88,376
Net Income	$(45,150)
Income (Loss) Per Common Share	$(0.01)
Weighted Average Number of Common Shares Outstanding	8,426,241

Balance Sheet Data

September 30, 2006
Current Assets	$323,795
Fixed Assets	1,194
Total Assets	324,989

Current Liabilities	10,209
Stockholders Equity	314,780
Total Liabilities and Stockholders Equity	$324,989

RISK FACTORS

An Investment In Our Common Stock Involves A High Degree Of Risk.

This offering and an investment in our securities involves a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus, including our financial statements and the notes to those statements, before you purchase any Common Stock. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us, or that we currently deem immaterial, could negatively impact our business, results of operations or financial condition in the future. If any of the following risks and uncertainties develops into actual events, our business, results of operations or financial condition could be adversely affected. In those cases, the trading price of our securities could decline, and you may lose all or part of your investment.

Concentrated Ownership Of Our Common Stock May Allow Certain Security Holders To Exert Significant Influence In Corporate Matters Which May Be Adverse To The Public Investor.

Our principal stockholders, officers and directors own a significant interest in our voting stock and investors may not have any voice in our management, which could result in decisions adverse to our general shareholders.

Our officers and directors, in the aggregate, beneficially own approximately, or have the right to vote, 30% of our outstanding common stock. As a result, these stockholders, acting together, will have the ability to potentially control all matters submitted to our stockholders for approval including:

•	election of our board of directors;
•	removal of any of our directors;
•	amendment of our Articles of Incorporation or bylaws; and
•	adoption of measures that could delay or prevent a change in control or impede a merger, takeover or other business combination involving us.

As a result of their ownership and positions, our directors and executive officers collectively are able to influence all matters requiring shareholder approval, including the election of directors and approval of significant corporate transactions. In addition, the future prospect of sales of significant amounts of shares held by our directors and executive officers, could affect the market price of our common stock if the marketplace does not orderly adjust to the increase in shares in the market and the value of your investment in the company may decrease. Management's stock ownership may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, which in turn could reduce our stock price or prevent our stockholders from realizing a premium over our stock price.

The Timing And Amount Of Capital Requirements Are Not Entirely Within Our Control And Cannot Accurately Be Predicted And As A Result, We May Not Be Able To Raise Capital In Time To Satisfy Our Needs.

If we do not increase our revenue significantly we may need to procure additional financing. If capital is required, we may require financing sooner than anticipated. We have no commitments for financing, and we cannot be sure that any financing would be available in a timely manner, on terms acceptable to us, or at all. Further, any equity financing could reduce ownership of existing stockholders and any borrowed money could involve restrictions on future capital raising activities and other financial and operational matters. If we were unable to obtain financing as needed, we could be bankrupt.

We Compete With Numerous Larger Competitors, Many Of Which Are Better Financed And Have A Stronger Presence In The Industry Than Ourselves.

We were established in July, 2006. There can be no assurance that we will ever achieve significant revenues or any profitability. The revenue and income potential of our proposed business and operations is unproven as the lack of operating history makes it difficult to evaluate the future prospects of our business.

As many of these firms have significantly stronger name recognition than ourselves, they are in a position to quickly attract clients which are in need of products and services thus adversely impacting our potential pool of clients. Our sales and marketing structure is not proprietary and it would not be difficult for a company to offer similar services. Further, entry into the marketplace by new competitors is relatively easy especially considering their existing presences and their greater resources for financing, advertising and marketing.

We Have A Limited Operating History And Have Losses Which We Expect To Continue In The Future. As A Result, We May Have To Suspend Or Cease Operations.

We were incorporated in July, 2006. Thus, we have little operating history upon which an evaluation of our future success or failure can be made. We have generated minimal revenue since our inception. Our ability to achieve and maintain profitability and positive cash flow is dependent upon our ability to procure new business and generate revenues.

Based upon current plans, we expect to incur operating losses in future periods. This will happen because our minimum operating expenses continue to exceed our projected revenues. Our failure to generate sufficient revenues in the future may cause us to suspend or cease operations.

We Have Key Employees And As A Result We Are Dependent On Their Services And A Loss Of These Key Employees Could Have A Material Adverse Effect Upon Us.

We have key employees that are an integral part of our business. There can be no assurance that these employees will remain with us. In the event that we were to lose any of these employees, there can be no assurances that we would be able to retain qualified staff. Further, we do not maintain any key man life insurance policies on our officers and/or directors. Therefore, the loss of the service of either of our employees could have a material adverse effect upon us.

There is no current trading market for our securities and if a trading market does not develop, purchasers of our securities may have difficulty selling their shares.

There is currently no established public trading market for our securities and an active trading market in our securities may not develop or, if developed, may not be sustained. We intend to apply for admission to quotation of our securities on the NASD OTC Bulletin Board after this prospectus is declared effective by the SEC. If for any reason our common stock is not quoted on the OTC Bulletin Board or a public trading market does not otherwise develop, purchasers of the shares may have difficulty selling their common stock should they desire to do so. No market makers have committed to becoming market makers for our common stock and none may do so.

State securities laws may limit secondary trading, which may restrict the states in which and conditions under which you can sell the shares offered by this prospectus.

Secondary trading in common stock sold in this offering will not be possible in any state until the common stock is qualified for sale under the applicable securities laws of the state or there is confirmation that an exemption, such as listing in certain recognized securities manuals, is available for secondary trading in the state. If we fail to register or qualify, or to obtain or verify an exemption for the secondary trading of, the common stock in any particular state, the common stock could not be offered or sold to, or purchased by, a resident of that state. In the event that a significant number of states refuse to permit secondary trading in our common stock, the liquidity for the common stock could be significantly impacted thus causing you to realize a loss on your investment.

Because We Do Not Intend To Pay Any Cash Dividends On Our Common Stock, Our Stockholders Will Not Be Able To Receive A Return On Their Shares Unless They Sell Them.

We intend to retain any future earnings to finance the development and expansion of our business. We do not anticipate paying any cash dividends on our common stock in the foreseeable future. Unless we pay dividends, our stockholders will not be able to receive a return on their shares unless they sell them. There is no assurance that stockholders will be able to sell shares when desired.

We may not be able to raise sufficient capital or generate adequate revenue to meet our obligations and fund our operating expenses.

Failure to raise adequate capital and generate adequate sales revenues to meet our obligations and develop and sustain our operations could result in our having to curtail or cease operations. Additionally, even if we do raise sufficient capital and generate revenues to support our operating expenses, there can be no assurances that the revenue will be sufficient to enable us to develop business to a level where it will generate profits and cash flows from operations.

We may, in the future, issue additional common shares, which would reduce investors' percent of ownership and may dilute our share value.

Our Articles of Incorporation authorize the issuance of 100,000,000 shares of common stock. The future issuance of common stock may result in substantial dilution in the percentage of our common stock held by our then existing shareholders. We may value any common stock issued in the future on an arbitrary basis. The issuance of common stock for future services or acquisitions or other corporate actions may have the effect of diluting the value of the shares held by our investors, and might have an adverse effect on any trading market for our common stock.

Our common shares are subject to the "Penny Stock" Rules of the SEC and the trading market in our securities is limited, which makes transactions in our stock cumbersome and may reduce the value of an investment in our stock.

The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

•	that a broker or dealer approve a person's account for transactions in penny stocks; and
•	the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person's account for transactions in penny stocks, the broker or dealer must:

•	obtain financial information and investment experience objectives of the person; and
•
make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, which, in highlight form:

•	sets forth the basis on which the broker or dealer made the suitability determination; and
•	that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the "penny stock" rules. This may make it more difficult for investors to dispose of our Common shares and cause a decline in the market value of our stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

We Make Estimates Of Our Future In Forward-looking Statements.

The statements contained in this prospectus that are not historical fact are "forward-looking statements," which can be identified by the use of forward-looking terminology such as "believes," "expects," "may," "should," or "anticipates," the negatives thereof or other variations thereon or comparable terminology, and include statements as to the intent, belief or current our expectations with respect to the future operations, performance or position. These forward-looking statements are predictions. We cannot assure you that the future results indicated, whether expressed or implied, will be achieved. While sometimes presented with numerical specificity, these forward-looking statements are based upon a variety of assumptions relating to our business, which, although currently considered reasonable by us, may not be realized. Because of the number and range of the assumptions underlying our forward-looking statements, many of which are subject to significant uncertainties and contingencies beyond our reasonable control, some of the assumptions inevitably will not materialize and unanticipated events and circumstances may occur subsequent to the date of this prospectus. These forward-looking statements are based on current information and expectation, and we assume no obligation to update them at any stage. Therefore, our actual experience and results achieved during the period covered by any particular forward-looking statement may differ substantially from those anticipated. Consequently, the inclusion of forward-looking statements should not be regarded as a representation by us or any other person that these estimates will be realized, and actual results may vary materially. We can not assure that any of these expectations will be realized or that any of the forward-looking statements contained herein will prove to be accurate.

Our growth depends in part on the development, production and market acceptance of new products which we cannot assure will happen successfully.

To maintain competitiveness in our industry we must support and enhance our existing products and develop new products in response to market demands. Product development involves a high degree of risk and uncertainty due to unforeseen difficulties and costs. We may not be successful in developing, marketing and releasing new products that we believe are necessary to respond to technological developments, evolving industry standards or changing customer requirements. In addition, our new product enhancements may not adequately meet the requirements of the marketplace and may not achieve the broad market acceptance necessary to generate significant revenues. If the release date of any future products or enhancements is delayed, or if these products or enhancements fail to achieve market acceptance when released, our revenues may decrease, we may not be able to recover our costs and our competitive position may be harmed.

Economic downturns could reduce the level of consumer spending within the automobile industry, which could adversely affect demand for our products and services.

Consumer spending in the automobile industry is often discretionary and may decline during economic downturns, when consumers have less disposable income. Our primary focus for domestic growth involves increasing our sales through existing automobile dealer channels and markets. Consequently, any change in general economic conditions resulting in a significant decrease in dealer automobile sales could adversely impact our future revenues and earnings.

If a court determines that our technology infringes on third parties’ intellectual property, we will likely face significant costs and we may lose our rights to the technology, which would harm our business.

We may be subject to infringement claims as the number of products and competitors in our industry grows. It is possible that we will inadvertently violate the intellectual property rights of other parties and those third parties may choose to assert infringement claims against us. If we are unsuccessful in any litigation based on a claim of infringement, in addition to exposure to substantial damages, we could be required to expend considerable resources to modify our products, to develop non-infringing technology or to obtain licenses to permit our continued use of the technology that is the subject matter of the litigation. If we are unsuccessful at these endeavors we may be enjoined from using the technology subject to the infringement claim which, depending on its importance to our product line and business, could cause us to incur substantial liabilities and could adversely affect our profits, perhaps significantly. In addition, any future litigation to defend ourselves against allegations that we have infringed the rights of others could result in substantial costs to us, impede the development and sale of the affected product or intellectual property and divert the efforts of our technical and management personnel, even if we ultimately prevail.

We depend on a limited number of third parties to manufacture and supply infrastructure components for our principal products. If our suppliers cannot provide the components or services we require, our ability to market and sell our products could be harmed.

Currently we rely on suppliers to manufacture our products. If our suppliers fails to supply these components in a timely manner that meet our quantity, quality or cost requirements, or technical specifications, we cannot be assured that we will be able to access alternative sources of these components within a reasonable period of time or at commercially reasonable rates. A reduction or interruption in supply of products that we purchase from our suppliers, or a significant increase in the price of these units, could have a material adverse effect on our marketing and sales initiatives regarding our products, which would hurt our business objectives and financial results.

As a public company, our administrative costs will be significantly higher than they are now, which will make it more difficult for us to be profitable and cash flow positive. Difficulties in complying with the Sarbanes-Oxley Act and other legal and accounting requirements applicable to public companies could affect our market value.

As a public company, we incur significant legal, accounting and other expenses that we did not incur as a private company. In addition, the Sarbanes-Oxley Act of 2002, as well as new rules subsequently implemented by the Commission, have imposed various new requirements on public companies, including requiring changes in corporate governance practices. Our management and other personnel will need to devote a substantial amount of time to these compliance requirements. Moreover, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time-consuming and costly. Expenses as a result of our being a public company include additional amounts for legal and accounting services, transfer agent fees, additional insurance costs, printing and filing fees and fees for investor and public relations.

If we do not maintain an effective registration statement or comply with applicable state securities laws, you may not be able to exercise the Warrants.

In order for you to be able to exercise the Warrants which are now outstanding, the underlying shares of Common Stock must be covered by an effective registration statement and qualify for an exemption under the securities laws of the state in which you live. We cannot assure you that we will continue to maintain a current registration statement relating to the offer and sale of the Common Stock underlying the Warrants, or that an exemption from registration or qualification will be available throughout their term. This may have an adverse effect on the market price of our Common Stock.

We may issue shares of preferred stock in the future, which could depress the price of our stock.

Our corporate charter authorizes us to issue shares of “blank check” preferred stock. Our board of directors has the authority to fix and determine the relative rights and preferences of preferred shares, as well as the authority to issue such shares, without further shareholder approval. As a result, our board of directors could authorize the issuance of a series of preferred stock that would grant to holders preferred rights to our assets upon liquidation, the right to receive dividends before dividends are declared to holders of our common stock, and the right to the redemption of such preferred shares, together with a premium, prior to the redemption of the common stock. To the extent that we do issue such additional shares of preferred stock, the rights of the holders of our Common Stock and other securities could be impaired thereby, including, without limitation, with respect to liquidation.

We may, in the future, issue additional common shares, which would reduce investors' percent of ownership and may dilute our share value.

Our corporate charter authorizes the issuance of 100,000,000 shares of Common Stock. The future issuance of Common Stock may result in substantial dilution in the percentage of our Common Stock held by our then existing shareholders. We may value any Common Stock issued in the future on an arbitrary basis. The issuance of Common Stock for future services or acquisitions or other corporate actions may have the effect of diluting the value of the shares held by our investors, and might have an adverse effect on any trading market for our Common Stock.

The future issuance of all or part of our remaining authorized but currently unissued Common Stock may result in substantial dilution in the percentage of our Common Stock held by our then existing shareholders. We may value any Common Stock issued in the future on an arbitrary basis. The issuance of Common Stock for future services or acquisitions or other corporate actions may have the effect of diluting the value of the shares held by our investors, and might cause the price of our Common Stock to decline.

USE OF PROCEEDS

This prospectus relates to 9,142,500 shares of the Company’s common stock, assuming full conversion of outstanding warrants, which may be sold from time to time by the selling shareholders.

The Company will not receive any part of the proceeds of the sale of 7,142,500 common stock currently held by the selling shareholders. If all of the 2,000,000 outstanding warrants are exercised, the Company will receive $400,000. If this occurs, the Company would utilize these funds to improve its working capital position and in the support of its growth strategy through the introduction of new products, the recruitment of new customers, and the acquisition of additional products and services.

DETERMINATION OF OFFERING PRICE

The offering price has no relationship to any established criteria of value, such as book value or earnings per share. No valuation or appraisal has been prepared for our business and potential business expansion. The offering price was determined arbitrarily.

CAPITALIZATION

The following table sets forth our capitalization as of September 30, 2006. This table should be read in conjunction with the financial statements and related notes included elsewhere in this prospectus.

September 30, 2006
Stockholders’ Equity:
Common Stock, $0.0001 par value, 100,000,000 shares authorized; 10,542,500 issued and outstanding	$1,054
Additional Paid-in Capital	358,876
Retained Earnings (Deficit)	(45,150)
Total Stockholders’ Equity	$314,780

DIVIDEND POLICY

Holders of the common stock our entitled to dividends when, as and if declared by our Board of Directors out of funds legally available therefore. We have never declared or paid any cash dividends and currently do not intend to pay cash dividends in the foreseeable future on our shares of common stock. We intend to retain earnings, if any, to finance the development and expansion of our business. Payment of future dividends on our common stock will be subject to the discretion of our Board of Directors and will be contingent on future earnings, if any, our financial condition, capital requirements, general business conditions and other factors. Therefore, there can be no assurance that any dividends on our common stock will ever be paid.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

We commenced operations on July 19, 2006. The following discussion should be read in conjunction with our financial statements and notes thereto contained elsewhere in this prospectus. This discussion may contain forward-looking statements that could involve risks and uncertainties. For additional information see "Risk Factors".

CRITICAL ACCOUNTING POLICIES:

Our financial statements are prepared in accordance with accounting principles generally accepted in the United States of America, which require management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements, the disclosure of contingent assets and liabilities, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The critical accounting policies that affect our more significant estimates and assumptions used in the preparation of our financial statements are reviewed and any required adjustments are recorded on a monthly basis.

Please refer to our financial statements, beginning on Page F-1 of this prospectus, for specific accounting policies pertaining to our operations.

RESULTS OF OPERATIONS:

Substantial positive and negative fluctuations can occur in our business due to a variety of factors, including variations in the economy, and the abilities to raise capital. As a result, net income and revenues in a particular period may not be representative of full year results and may vary significantly in this early stage of our operations. In addition results of operations, which may fluctuate in the future, may be materially affected by many factors of a national and international nature, including economic and market conditions, currency values, inflation, the availability of capital, the level of volatility of interest rates, the valuation of security positions and investments and legislative and regulatory developments. Our results of operations also may be materially affected by competitive factors and our ability to attract and retain highly skilled individuals.

Period Ended September 30, 2006:

We recognize revenues at the time that all services have been substantially completed or products have been delivered.

Revenue for the period ended September 30, 2006 was $88,376. We were organized on July 19, 2006, thus the period ended September 30, 2006 was our first quarter of operation. The increase in Sales is attributable to the start of our marketing efforts. We expect sales to continue as our marketing efforts our increased. There are no previous quarters to compare as we began operations in July, 2006.

As a result of the above, the net loss for the period/quarter ended September 30, 2006 was $45,150 or $0.01 per share. This loss is attributable to the building of our infrastructure and increased marketing efforts. While we may continue to experience losses in the short term, we believe our profitability will increase as our marketing efforts generate increased sales.

Please refer to our financial statements, beginning on Page F-1, for additional details pertaining to our first quarter of operations.

LIQUIDITY AND CAPITAL RESOURCES:

We have a limited operating history. We are currently operating with insufficient working capital, which, among other things has constrained our ability to market our services. As a result, management is dependent on the proceeds from shareholders and management to maintain and increase the level of its operations. There can, however, be no assurance that we will be successful.

IMPACT OF INFLATION:

To date inflationary factors have not had a significant effect on our operations. We are not aware of any material trend, event or capital commitment, which would potentially adversely affect liquidity.

OTHER:

Except for historical information contained herein, the matters set forth above are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ from those in the forward-looking statements. Potential risks and uncertainties include such factors as the level of business and consumer spending, the amount of sales of our products, the competitive environment within our industry, the ability to continue to expand our operations, the level of costs incurred in connection with our expansion efforts, economic conditions and the financial strength of our customers and suppliers.

DESCRIPTION OF BUSINESS

History and Development

UTS was incorporated pursuant to the laws of the State of Nevada in July, 2006. UTS is a provider of gps tracking solutions. UTS specialize in fleet management, law enforcement, and finance applications as well as the motorcycle and auto industries. We currently focus on the mid-level fleet tracking space in the United States, Mexico and Canada. This is a market that is estimated to experience explosive high level growth and has been largely ignored by the business sector.

UTS technology provides real-time information of an asset or mobile resource’s location, speed, direction and/or heading. UTS combines GPS technology, wireless communication and a proprietary web site to enhance control, and increase overall efficiency of mobile assets.

UTS provides an effective asset management solutions to a variety of organizations. UTS technology provides real-time information of a mobile resource’s location, speed, heading, and much more. UTS combines GPS technology, wireless communication and a state of the art web site to enhanced control, and increase overall efficiency of mobile assets.

UTS has built a software platform that can be customized to the target clients business needs. Our applications and code are written on an open interface so we can integrate with legacy systems worldwide. Key features of our GPS Tracking systems include:

•  Real-time location tracking
•  Historical location tracking
•  Alarm monitoring
•  Device configuration
•  System configuration

Products and Services

The physical product is a small black box, approximately 2.6”W x 3.5”L x 1.05”H. It operates by two modems inside the unit. The GPS modem captures the location, speed, heading while the memory in the box, captures runtime, start/stop and other types of data requested by the customer. The cellular modem then transmits all that data back to our server via GPRS or CDMA which is then accessible to the customer to view.

We currently offer two main products. First is a fleet tracking device that can perform all of the services that we offer. The second is a finance or dealership product that performs a limited number of functions. Generally, starter disable and GPS location when a vehicle needs to be recovered.

UTS provides customers with an installation guide and wiring harness. Once the unit is installed, customers use the product by going to our website, www.totallocate.com, and entering in a login and password that they select and their vehicles will all be accessible for tracking. In addition to tracking and monitoring a vehicle, customers can also control certain functions. For example, our services can include:

•	GPS Location determined through the Internet
•	Lock and unlock doors
•	Enable and disable starter
•	Low battery and oil level notification
•	Speed and direction detection
•	Real time stolen vehicle location
•	Alarm functions
•	Outside of boundary notification (Geofence)
•	Start/Stop reports
•	Idle Alerts
•	Engine Hour run time

The software support tools that we offer start with a Diagnostics application that the customer can run for any unit in their fleet. The support application will tell them if the unit is not receiving a strong GPRS or GPS signal, the power voltage is too low to properly power the unit and if their a malfunction of some type with the unit.

UTS also offers 24/7 online email and interactive software support tool that can be accessed by all of our customers, as well as a support staff on hand that can go to a customer’s site and troubleshoot problems if necessary.

Typical Revenue Producing Transaction

UTS sells GPS tracking units and provides on going services and support related to the units. Revues are generated from both the sale of the unit, as well as the on going maintenance and support the products. Approximately 70% of our sales are recurring in nature. Once a unit is sold, the customer pays a monthly monitoring fee to stay connected to their units, similar to a security monitoring or cellular phone fee. Our monthly plans range from $12 - $49.99 depending on the size of the fleet and the extent of the tracking servicesprovided.

We recognize revenue at the time that all services have been substantially completed.

Strategic Relationships

UTS has several distribution partners who are strategically focused on large scale applications. We are also working with master distributors to expand out point of presence in the marketplace. A copy of our distribution agreement is included in the exhibits. Partnering with companies who have experience selling into verticals such as finance, construction, fleet and automotive has been our focus as we move further toward creating a niche in the marketplace. UTS also has strategic relationships with a variety of vendors who supply various products and software support. This includes the manufacturing of our tracking units, mapping software, cellular coverage, etc.

Our distribution partners are assigned exclusive territories and are required to maintain a minimum number of unit sales, per quarter, in order to maintain exclusivity in their assigned territories. These relationships can be terminated upon the proper written notice, or due to failure to meet specific quarterly sales.

UTS currently has approximately 26 distributors nationwide to sell our product direct to customers. UTS also has an internal sales force, consisting of five employees, that sells directly to larger customers.

The Market

The market for GPS tracking technologies is large. While we currently target our products to the automotive segment of the GPS market, our products and services can be used to track any assets. Our tracking units can be used as an effective asset management solutions to a variety of organizations seeking to track assets.

Our customer base is spread throughout the United States. Our current focus is in the West and Southwest United States. We currently have over 650 units in service.

Competition

Several competitors or potential competitors are marketing or have announced the development of products, including those that are based on GPS technology. We also believe that makers of auto theft prevention devices and GPS devices can be viewed as competition. Several of the competitors and potential entrants into the vehicle tracking market have greater resources than we do. In addition, there can be no assurance that a competitor will not develop a system which would compete with or be superior to our systems.

We believe that we face competition from companies selling similar tracking products such as LoJack® and OnStar®, vehicle alarms and third party warranty and insurance products; not because the products are comparable to the products we offer, but because they are competing for available consumer funds in the automobile security and tracking products after-market.

Unlike other competitors in the market, UTS is web based and allows users to pinpoint location, speed, direction, as well as manage complex fleet solutions from any web based environment. Additionally, we offer a customized package of hardware and software services rather than apre packaged solution.

Employees and Strategic Advisors

As of the date of this prospectus we have 5 full-time employees. UTS also utilizes both internal and independent sales forces, as well as a varying number of independent contractors. Our internal sales force consist of 5 sales people.

Our Offices

Our executive offices are located at 3317 S. Higley Rd., Suite 114-475, Gilbert, AZ 85297. Out telephone number is 877-279-8877. Our executive offices are leased on a quarter-by-quarter basis. Payments are made in advance and there are no on-going lease obligations. The current lease rate is $1,200 per month.

Governmental Regulations

We are not aware of any existing or probable governmental regulations which will have a material effect on our business.

Seasonality

We have not found our business to be seasonal in nature.

Legal Proceedings

We are not a party to any pending legal proceeding nor are any legal actions contemplated by us at this time.

MANAGEMENT

Officers and Directors

Presently, UTS has a total of five officers and directors.

The following table sets forth the name and, as of September 30, 2006, age and position of each officer and director of our company.

Name	Age	Position
Keith A. Tench	36	Chairman and CEO
Terrell J. Horne	26	CFO
Don E. Quarterman, Jr.	37	Director
Daniel Seifer	31	Director

Background of Executive Officers, Directors and Significant Employees

Keith A. Tench - Mr. Tench has been Chairman and CEO of UTS since inception. Mr. Tench is responsible for the growth and development of Universal Tracking Solutions. Prior to UTS, Mr. Tench spent the past five years working as President of a publicly traded GPS company and as a Global Account Executive at AT&T Wireless, where he was responsible for the advancement of Hewlett-Packard, Compaq Computers and Agilent Technologies. Mr. Tench coordinated a national team of over 80 representatives that provided sales implementations with remote national locations. His experience, and knowledge, of the industry is a valuable attribute. Mr. Tench was also Mr. Tench graduated from Sonoma State University with a BA in Communication and Information Studies.

Terrell J. Horne - Mr. Horne has been CFO since inceptions. He is responsible for the profitability and financial accuracy of Universal Tracking Solutions. He assists in the audits as well as driving costs out of the business by continuing to focus on every expense. Mr. Horne brings experience in accounting and finance with both GPS and start-up companies. Moreover, his depth of knowledge of going through public offerings with former companies will be an added value to UTS.

Don E. Quarterman, Jr. - Mr. Quarterman joined UTS, as a Board Member, at its inception. Mr. Quarterman brings with him over 12 years of financial and consulting experience in venture capital, mergers and acquisitions, and strategic consulting. Mr. Quarterman is a Managing Partner and co-founder of PCS Venture Partners, LLC, a business consulting firm that invests in and works with emerging growth companies. From 1997 to 2000, Mr. Quarterman was Director of Operations for Catalyst Ventures, an Investment Banking firm located in Tampa, Florida. From 1993 to 1997, Mr. Quarterman was a Vice President at Geneva Corporate Finance, one of the largest middle-market merger and acquisition firms in the United States. Mr. Quarterman earned an MBA degree, with a concentration in Finance and Entrepreneurship, from the University of South Florida.

Daniel Seifer - Mr. Seifer joined UTS as a Director at its inception. Mr. Seifer has spent the last 12 years working in the public markets as an independent consultant. His experience includes investor relations, consulting, raising capital, mergers and acquisitions, and public relations. Mr. Seifer graduated from Michigan State with a degree in Engineering and a Business Minor.

Compensation of Directors

We do not pay our Directors any fees in connection with their role as members of our Board. Our Directors are reimbursed for travel and out-of-pocket expenses in connection with attendance at Board meetings. Each board member serves for a one year term until election are held at each annual meeting.

Employment Agreements

There are currently no Employment Agreements in place.

EXECUTIVE COMPENSATION

The following Summary Compensation Table sets forth certain information regarding the compensation of our Officers as of September 30, 2006.

Summary Compensation Table

		Annual Compensation		Long-Term Compensation Awards
Name and Principal Position	Year	Salary (1)	Bonus	Securities Underlying Options	All Other Compensation (2)
Keith A. Tench	2006	$50,000	$-	-	$120
Terrell J. Horne	2006	$47,000	$-	-	$78

(1) The salary listed reflects the annual compensation for each officer. Actual salaries paid through September 30, 2006 were $1,424.13 to Keith Tench and $1,341.45 for Terrell Horne.
(2) 7,500,000 shares of common stock were issued, as compensation, at the Company’s inception. These shares were issued, at par value, for services rendered at an estimated total value of $750. Of this, 3,500,000 were issued to management and employees. Mr Tench and Mr. Horne received a total of 1,980,000 shares for services rendered totaling approximately $198 in total value.

Option Grants During Last Fiscal Year

No options have been issued to Officers and/or Directors.

Other

No director or executive officer is involved in any material legal proceeding in which he is suing us or in which he will receive a benefit from the legal proceedings.

CODE OF ETHICS

As we presently have a minimal number of employees, we have not yet found the need to adopt a code of ethics. However, it is our intent to adopt such a code with respect to our executive officers once we have a minimum of 10 full-time employees.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

For a description of employment contracts with executive officers, please refer to the section entitled Executive Compensation - Employment Agreements.

Smarts Oil and Gas (formerly Value Consulting, Inc.) is a large shareholder of UTS. Smarts was originally formed to pursue an interest in various technology and market opportunities. After its inception, Smarts pursued a focused interest in Oil and Gas and elected to divest its interest in UTS. Still believing there to be a viable opportunity, certain officers and directors of Smarts Oil and Gas invested in the continued development of UTS. Mr. Seifer and Mr. Quarterman are presently officers of Smarts Oil and Gas, Inc.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our articles of Incorporation and by-laws provide that our directors and officers will not be personally liable to us or our stockholders for monetary damages due to the breach of a fiduciary duty as a director or officer. Nevada Law provides that we may indemnify any officer, director, employee or agent who is party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, provided he was acting in good faith and in a manner which he reasonably believed to be in, or not opposed to, our best interests, and, with respect to any criminal action or proceeding, he had no reasonable cause to believe that his conduct was unlawful. The indemnification includes all actual and reasonable expenses, including attorney's fees, judgments, fines and settlement amounts. The termination of any action, suit or proceeding by judgment, order, settlement or conviction, does not of itself prevent indemnification so long as the officer or director acted in good faith and in a manner which he reasonably believed to be in, or not opposed to, our best interests, or, with respect to any criminal action or proceeding, he had no reasonable cause to believe that his conduct was unlawful.

In addition, Nevada Law provides that we may indemnify any officer, director, employee or agent who is party to any threatened, pending or completed action or suit brought by us or by our stockholders on our behalf, provided he was acting in good faith and in a manner which he reasonably believed to be in, or not opposed to, our best interests. The indemnification includes all actual and reasonable expenses, including attorney's fees, judgments, fines and settlement amounts. However, indemnification is prohibited as to any suit brought in our right in which the director or officer is adjudged by a court to be liable to us.

To the extent that the officer or director is successful on the merits in any proceeding pursuant to which such person is to be indemnified, we must indemnify him against all actual and reasonable expenses incurred, including attorney's fees.

The foregoing indemnity provisions will limit your ability as shareholders to hold officers and directors liable and collect monetary damages for breaches of fiduciary duty, and require us to indemnify officers and directors to the fullest extent permitted by law.

To the extent that indemnification may be available to our directors and officers for liabilities arising under the Securities Act, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy and therefore unenforceable.

SELLING SHAREHOLDERS

A significant portion of our common stock is currently owned by Smarts Oil and Gas, Inc. Smarts Oil and Gas, Inc. has declared a stock dividend, consisting of 4,000,000 shares of our common stock, to its shareholders. In connection with this registration, Smarts Oil and Gas will issue its shareholders one share of our common stock for every six shares of Smarts Oil and Gas common stock issued and outstanding as of the record date September 15, 2006. Smarts Oil and Gas will distribute our shares to its shareholders as soon as practicable after this Registration Statement is declared effective. In addition to the foregoing, certain persons who own shares of our stock are also listed as selling stockholders in this Registration Statement. These selling stockholders may offer and sell the shares covered by this prospectus at various times. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale.

The following table sets forth certain information regarding beneficial ownership of our common stock by the Selling Stockholders as of September 30, 2006. The table further sets forth (i) the name of each Selling Stockholder who is offering the resale of shares of common stock, (ii) the number of shares of common stock that may be sold in this offering; (iii) the number of shares of common stock to be beneficially owned by each Selling Stockholder after the completion of this offering assuming the sale of all of the shares of the common stock offered by each Selling Stockholder; and (iv) if one (1%) percent or more, the percentage of outstanding shares of common stock to be beneficially owned by each Selling Stockholder after the completion of this offering assuming the sale of all of the shares of common stock offered by each Selling Stockholder. The percentage of beneficial ownership reported in the following table is based upon 10,542,500 shares of our common stock which were outstanding on September 30, 2006. Except as noted below, none of the Selling Stockholders have had any position, office, or other material relationship with us or any of our predecessors or affiliates within the past three years.

The Selling Stockholders are offering, by this prospectus, as of the date of this prospectus, as indicated in the following table, an aggregate of 9,142,500 shares of our common stock presently held by the Selling Stockholders.

The table below sets forth information concerning the resale of the shares of common stock by the Selling Shareholders. The Company will not receive any proceeds from the resale of the common stock by the Selling Shareholders. In the event all of the warrants are exercised, we will receive a total of $400,000.

The following table also sets forth the name of each person who is offering the resale of shares of common stock by this prospectus, the number of shares of common stock beneficially owned by each person, the number of shares of common stock that may be sold in this offering and the number of shares of common stock each person will own after the offering, assuming they sell all of the shares offered.

Name	Shares of Common Stock Owned by Selling Shareholders	Shares of Common Stock Issuable Upon Exercise of Warrants	Percentage of Common Stock Owned Before the Offering (1)	Shares of Common Stock Included in Prospectus	Beneficial Ownership After the Offering (1)(2)	Percentage of Common Stock Owned After Offering (1)(2)
Dave Mleczko (7)	50,000	0	0.47%	50,000	0	0.00%
Rod Fan (7)	50,000	0	0.47%	50,000	0	0.00%
Smarts Oil & Gas, Inc. (3), (7)	4,000,000	0	37.94%	4,000,000	0	0.00%
Daniel Seifer (8)	300,000	300,000	5.53%	600,000	0	0.00%
Mark Seifer (4), (8)	400,000	400,000	7.31%	800,000	0	0.00%
Wesley Pierce (8)	400,000	400,000	7.31%	800,000	0	0.00%
Brian Ramsey (8)	400,000	400,000	7.31%	800,000	0	0.00%
PCS Venture Partners (5), (8)	500,000	500,000	9.06%	1,000,000	0	0.00%
Karen Tench (6), (9)	50,000	0	0.47%	50,000	0	0.00%
Gerri B. Szuter (9)	50,000	0	0.47%	50,000	0	0.00%
Julie Varland (9)	25,000	0	0.24%	25,000	0	0.00%
Rosita C. Henry (9)	19,000	0	0.18%	19,000	0	0.00%
Jerry D. Henry (9)	23,500	0	0.22%	23,500	0	0.00%
Paul M. Kelton (9)	25,000	0	0.24%	25,000	0	0.00%
Anna M. Iniguez (9)	100,000	0	0.95%	100,000	0	0.00%
Mark Purdy (9)	25,000	0	0.24%	25,000	0	0.00%
Michael Rodgers (9)	100,000	0	0.95%	100,000	0	0.00%
James L. Young (9)	35,000	0	0.33%	35,000	0	0.00%
Valerie Lester (9)	15,000	0	0.14%	15,000	0	0.00%
Clay Keith (9)	10,000	0	0.09%	10,000	0	0.00%
William J. O'Hara (9)	165,000	0	1.57%	165,000	0	0.00%
Ryan Clemons (9)	125,000	0	1.19%	125,000	0	0.00%
Allen Zaleski (9)	100,000	0	0.95%	100,000	0	0.00%
John Friday (9)	75,000	0	0.71%	75,000	0	0.00%
Michael Fisher (9)	100,000	0	0.95%	100,000	0	0.00%
Totals	7,142,500	2,000,000		9,142,500

(1) The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling shareholder has sole or shared voting power or investment power and also any shares the selling shareholder has the right to acquire within 60 days.

(2) Assumes that all securities offered hereby will be sold.

(3) Smarts Oil and Gas, Inc. is a publicly traded company. Daniel Seifer and Don Quarterman, Jr. are officers and directors of Smarts Oil and Gas. As outlined in this prospectus, these shares are being distributed to the shareholders of Smarts Oil and Gas as part of a dividend.

(4) Mark Seifer is Dan Seifer’s father.

(5) PCS Venture Partners, LLC is owned and operated by Don Quarterman, Jr.

(6) Karen Tench is Keith Tench’s mother.

(7) These shares were issued for services rendered at the inception of the Company in July of 2006.

(8) These shares and warrants were acquired as part of a stock purchase of UTS in August of 2006. Each warrant allows for the purchase of one share of common stock at a price of $.20. The shares and warrants were purchased for aggregate consideration of $150,000.

(9) These shares were acquired as part of a stock purchase of UTS in September, 2006. The shares were purchased at $.20 per share for a total consideration of $208,500. A copy of the stock purchase agreement has been included as Exhibit 10.1 of this prospectus.

USE OF PROCEEDS

This prospectus relates to 9,142,500 shares of the Company’s common stock, assuming full conversion of outstanding warrants, which may be sold from time to time by the selling shareholders.

The Company will not receive any part of the proceeds of the sale of 7,142,500 common stock currently held by the selling shareholders. If all of the 2,000,000 outstanding warrants are exercised, the Company will receive $400,000. If this occurs, the

Company would utilize these funds to improve its working capital position and in the support of its growth strategy through the introduction of new products, the recruitment of new customers, and the acquisition of additional products and services.

DETERMINATION OF OFFERING PRICE

The offering price has no relationship to any established criteria of value, such as book value or earnings per share. No valuation or appraisal has been prepared for our business and potential business expansion. The offering price was determined arbitrarily.

DILUTION

Not applicable.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of September 30, 2006 information regarding the beneficial ownership of our common stock by each of the officers and officers. As of September 30, 2006, there were 10,542,500 shares of our common stock outstanding.

Beneficial ownership has been determined in accordance with Rule 13d-3 of the Exchange Act. Generally, a person is deemed to be the beneficial owner of a security if he has the right to acquire voting or investment power within 60 days. Subject to community property laws, where applicable, the persons or entities named in the table above have sole voting and investment power with respect to all shares of our common stock indicated as beneficially owned by them.

		Percentage of Shares Beneficially Owned
Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Shares Before the Offering	After the Offering Assuming All Are Sold
Keith Tench	1,200,000	9.57%	9.57%
Terrell Horne	780,000	6.22%	6.22%
Don Quarterman (1) (3)	1,000,000	7.67%	0.00%
Daniel Seifer (2) (4)	600,000	4.67%	0.00%

All officers and directors as a group	3,580,000	28.13%	15.79%

(1) Includes 500,000 shares and 500,000 warrants
(2) Includes 300,000 shares and 300,000 warrants
(3) This does not include approximately 83,333 shares that Mr. Quarterman will receive as part of the dividend distribution to Smarts Oil and Gas shareholders.
(4) This does not include approximately 1,708,783 shares that Mr. Seifer will receive as part of the dividend distribution to Smarts Oil and Gas shareholders.

The following table sets forth information concerning the beneficial ownership of shares of our Common Stock with respect to stockholders who were known by us to be beneficial owners of more than 5% of our Common Stock as of September 30, 2006. Unless otherwise indicated, the beneficial owner has sole voting and investment power with respect to such shares of Common Stock.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. In accordance with the Securities and Exchange Commission rules, shares of our Common Stock which may be acquired upon exercise of stock options or warrants which are currently exercisable or which become exercisable within sixty (60) days of the date of the table are deemed beneficially owned by the optionees. Subject to community property laws, where applicable, the persons or entities named in the table above have sole voting and investment power with respect to all shares of our Common Stock indicated as beneficially owned by them. Percentage ownership is based on 10,542,500 shares of Common Stock outstanding as of September 30, 2006.

There is no public trading market for our shares of common stock. In addition to the officers and directors listed above, the following shareholders own more than 5% of the total shares outstanding. For a discussion regarding our dividend policy as related to our common stock please see "Description of Securities."

		Percentage of Shares Beneficially Owned
Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Shares Before the Offering	After the Offering Assuming All Are Sold
Smarts Oil and Gas, Inc. (1)	4,000,000	4,000,000	0
Mark Seifer (2)	800,000	800,000	0
Wesley Pierce (3)	800,000	800,000	0
Brian Ramsey (4)	800,000	800,000	0

(1) Smarts Oil and Gas, Inc. has declared a stock dividend, consisting of 4,000,000 shares of common stock, to its shareholders. In connection with this registration, Smarts Oil and Gas will issue its shareholders one share of our common stock for every six shares of Smarts Oil and Gas common stock issued and outstanding as of the record date September 15, 2006. Smarts Oil and Gas will distribute our shares to its shareholders as soon as practicable after this Registration Statement is declared effective. Smarts Oil and Gas is distributing the shares to its shareholders upon effectiveness of this registration statement so that the shares will be delivered free and clear of any restrictions. Smarts Oil and Gas had approximately 180 shareholders as of the record date of the stock dividend.

(2) Includes 400,000 shares and 400,000 warrants

(3) Includes 400,000 shares and 400,000 warrants

(4) Includes 400,000 shares and 400,000 warrants

DESCRIPTION OF SECURITIES

General

The following description of our capital stock does not purport to be complete and is subject to our Articles of Incorporation, as amended, and By-laws, which are included as exhibits to the registration statement of which this prospectus forms a part, and by the applicable provisions of Nevada law.

We are authorized to issue 100,000,000 shares of common stock, $0.0001 par value per share, of which 10,542,400 shares were issued and outstanding as of September 30, 2006.

Warrants

As of September 30, 2006, we have 2,000,000 warrants outstanding. Each warrant is for the purchase of one share of common stock at a price of $.20. The warrants expire on July 31, 2008.

Convertible Securities

We have not issued and do not have outstanding any securities convertible into shares of our common stock or any rights convertible or exchangeable into shares of our common stock.

Common Stock

Holders of shares of our common stock are entitled to share equally on a per share basis in such dividends as may be declared by our Board of Directors out of funds legally available therefor. There are presently no plans to pay dividends with respect to the shares of our common stock. Upon our liquidation, dissolution or winding up, after payment of creditors and the holders of any of our senior securities, if any, our assets will be divided pro rata on a per share basis among the holders of the shares of our common stock. The common stock is not subject to any liability for further assessments. There are no conversion or redemption privileges or any sinking fund provisions with respect to the common stock. The holders of common stock do not have any pre-emptive or other subscription rights.

Holders of shares of common stock are entitled to cast one vote for each share held at all stockholders' meetings for all purposes, including the election of directors. The common stock does not have cumulative voting rights.

As of September 30, 2006 we have 33 shareholders.

Dividend

We have never declared or paid any cash dividends on our common stock. We anticipate that any earnings will be retained for development and expansion of our business and we do not anticipate paying any cash dividends in the near future. Our Board of Directors has sole discretion to pay cash dividends with respect to our common stock based on our financial condition, results of operations, capital requirements, contractual obligations and other relevant factors.

Shares Eligible for Future Sale

Upon completion of this offering and assuming the maximum number of shares are sold and all warrants are exercised, we will have 12,542,500 shares of common stock outstanding. Of these shares, 9,142,500 shares of common stock will be freely tradeable without further restriction or further registration under the Securities Act, as amended, accept for those shares purchased by an "affiliate" of Universal tracking Solutions (in general, a person who has a control relationship with Value Consulting) which will be subject to the limitation of Rule 144 adopted under the Securities Act. The remaining shares (3,400,000) are deemed to be "restricted securities," as that term is defined under Rule 144 promulgated under the Securities Act.

Preferred Stock

We are not authorized to issue any shares of preferred stock.

Transfer Agent and Registrar

Our transfer agent is Florida Atlantic Stock Transfer, located in Tamarac, Florida.

Resale Restrictions

All of our shares of common stock issued prior to this offering are "restricted securities" as this term is defined under Rule 144, in that such shares were issued in private transactions not involving a public offering and may not be sold in the U.S. in the absence of registration other than in accordance with Rule 144 under the Securities Act of 1933, as amended, or another exemption from registration. In general, under Rule 144 as currently in effect, any of our affiliates or any person (or persons whose shares are aggregated in accordance with Rule 144) who has beneficially owned our common shares which are treated as restricted securities for at least one (1) year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of our outstanding common shares (approximately 125,425 shares based upon the number of common shares expected to be outstanding after the offering) or the reported average weekly trading volume in our common shares during the four weeks preceding the date on which notice of such sale was filed under Rule 144. Sales under Rule 144 are also subject to manner of sale restrictions and notice requirements and to the availability of current public information concerning our company. In addition, affiliates of our company must comply with the restrictions and requirements of Rule 144 (other than the one (1) year holding period requirements) in order to sell common shares that are not restricted securities (such as common shares acquired by affiliates in market transactions). Furthermore, if a period of at least two (2) years has elapsed from the date restricted securities were acquired from us or from one of our affiliates, a holder of these restricted securities who is not an affiliate at the time of the sale and who has not been an affiliate for at least three (3) months prior to such sale would be entitled to sell the shares immediately without regard to the volume, manner of sale, notice and public information requirements of Rule 144.

Penny Stock Considerations

Broker-dealer practices in connection with transactions in penny stocks are regulated by certain penny stock rules adopted by the Securities and Exchange Commission. Penny stocks generally are equity securities with a price of less than US $5.00. Penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules generally require that prior to a transaction in a penny stock, the broker-dealer make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules. Our shares may be subject to such penny stock rules and our shareholders will, in all likelihood, find it difficult to sell their securities.

PLAN OF DISTRIBUTION

The Selling Stockholders and any of their pledgees, donees, transferees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of Common Stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. If the shares are sold in a private transaction prior to the stock trading on a stock exchange, such sales must be at fixed price as described in the prospectus ($.20) until shares of our common stock are quoted, if at all, on the OTC Bulletin Board. Thereafter, the selling security holders may sell their shares at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. Each selling security holder reserves the right to accept or reject, in whole or in part, any proposed purchase of shares, whether the purchase is to be made directly or through agents. The Selling Stockholders may use any one or more of the following methods when selling shares:

•  ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•  block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•  purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•  an exchange distribution in accordance with the rules of the applicable exchange;
•  privately negotiated transactions;
•  to cover short sales made after the date that this Registration Statement is declared effective by the Commission;
•  broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;
•  through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•  a combination of any such methods of sale; and
•  any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

One of the selling shareholders, Smarts Oil and Gas, Inc., has declared a stock dividend, consisting of the 4,000,000 shares of common stock the company owns, to its shareholders. In connection with this registration, Smarts Oil and Gas will issue its shareholders one share of our common stock for every six shares of Smarts Oil and Gas common stock issued and outstanding as of the record date September 15, 2006. Smarts Oil and Gas will distribute our shares to its shareholders as soon as practicable after this Registration Statement is declared effective. Smarts Oil and Gas is distributing the shares to its shareholders upon effectiveness of this registration statement so that the shares will be delivered free and clear of any restrictions. Smarts Oil and Gas had approximately 180 shareholders as of the record date of the stock dividend. As noted in the selling shareholder section of this prospectus, Mr. Seifer and Mr. Quarterman are officers of both Smarts Oil and Gas, Inc. and Universal Tracking Solutions. The distribution to the shareholders of Smarts Oil and Gas, Inc. is part of a dividend distribution declared to the shareholders as of the record date of September 15, 2006. Neither Mr. Seifer or Mr. Quarterman will receive any compensation as part of this transaction.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The Selling Stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

Upon the Company being notified in writing by a Selling Stockholder that any material arrangement has been entered into with a broker-dealer for the sale of Common Stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such Selling Stockholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such the shares of Common Stock were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction. In addition, upon the Company being notified in writing by a Selling Stockholder that a donee or pledgee intends to sell more than 500 shares of Common Stock, a supplement to this prospectus will be filed if then required in accordance with applicable securities law.

The Selling Stockholders also may transfer the shares of Common Stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The Selling Stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Discounts, concessions commissions and similar selling expenses, if any, that can be attributed to the sale of Securities will be paid by the Selling Stockholder and/or the purchasers. Each Selling Stockholder has represented and warranted to the Company that it acquired the securities subject to this registration statement in the ordinary course of such Selling Stockholder's business and, at the time of its purchase of such securities such Selling Stockholder had no agreements or understandings, directly or indirectly, with any person to distribute any such securities.

The Company has advised each Selling Stockholder that it may not use shares registered on this Registration Statement to cover short sales of Common Stock made prior to the date on which this Registration Statement shall have been declared effective by the Commission. If a Selling Stockholder uses this prospectus for any sale of the Common Stock, it will be subject to the prospectus delivery requirements of the Securities Act. The Selling Stockholders will be responsible to comply with the applicable provisions of the Securities Act and Exchange Act, and the rules and regulations there under promulgated, including, without limitation, Regulation M as applicable to such Selling Stockholders in connection with resales of their respective shares under this Registration Statement.

The Company is required to pay all fees and expenses incident to the registration of the shares, but the Company will not receive any proceeds from the sale of the Common Stock. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities pursuant to the terms of the Registration Rights Agreement.

LEGAL MATTERS

The validity of the shares has been passed upon for us by our counsel, Goldberg Law Group, PA.

EXPERTS

The financial statements of UTS at September 30, 2006 appearing in this registration statement have been audited by Robert L. White and Associates our independent auditor.

NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN GIVEN ANY INFORMATION OR HAS BEEN AUTHORIZED TO MAKE ANY REPRESENTATIONS OTHER THAN THE INFORMATION CONTAINED OR INCORPORATED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY US, BY THE SELLING STOCKHOLDER OR BY ANY OTHER PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN OUR AFFAIRS SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SHARES DESCRIBED IN THIS PROSPECTUS OR AN OFFER TO SELL OR SOLICITATION OF AN OFFER TO BUY SUCH SHARES IN ANY CIRCUMSTANCES IN, WHICH SUCH OFFER, OR SOLICITATION IS UNLAWFUL.

WHERE YOU CAN FIND MORE INFORMATION

The effectiveness of this registration statement will render us subject to the informational requirements of the Exchange Act, and, we will file reports, proxy statements and other information with the Securities and Exchange Commission as required by federal law. These reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Securities Exchange Commission Investors may read and copy any of these reports, statements, and other information at the SEC's public reference room located at 450 5th Street, N.W., Washington, D.C., 20549, or any of the SEC's other public reference rooms. Investors should call the SEC at 1-800-SEC-0330 for further information on these public reference rooms upon payment of the fees prescribed by the Securities Exchange Commission. These SEC filings are also available free at the SEC's web site at www.sec.gov.

This prospectus does not contain all of the information set forth in the registration statement, parts of which are omitted to comply with the rules and regulations of the Securities Exchange Commission. For further information, please see the registration statement in its entirety.

FINANCIAL STATEMENTS

UNIVERSAL TRACKING SOLUTIONS, INC.

INDEPENDENT AUDITORS' REPORT

Independent Auditor’s Report

To the Board of Directors of
Universal Tracking Solutions, Inc.
Gilbert, AZ

We have audited the accompanying balance sheet of Universal Tracking Solutions, Inc. as of September 30, 2006, and the related statements of operations, stockholders equity, and cash flows for the period ended September 30, 2006. These financial statements are the responsibility of the Company’s Management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States of America). These standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above, including the balance sheet as of September 30, 2006, and the related statements of operations, stockholders equity, and cash flows for the period ended September 30, 2006, presents fairly, in all material respects, the financial position of Universal Tracking Solutions, Inc. as of September 30, 2006 in conformity with accounting principles generally accepted in the United States of America.

Robert L. White & Associates, Inc.

/s/ Robert L White & Assoicates, Inc.
Robert L. White & Associates, Inc.
November 1, 2006
Cincinnati, OH

Universal Tracking Solutions, Inc.
Balance Sheet
September 30, 2006

ASSETS

Current Assets:
Cash	$196,954
Accounts receivable	62,661
Inventory	4,280
Note Receivable	20,000
Other Current Assets	39,900
Total Current Assets	323,795

Fixed Assets, Net	1,194

Total Assets	324,989

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
Accounts payable	10,209
Accrued liabilities	-
Total Current Liabilities	10,209

Stockholders' Equity:
Common stock at $0.0001 par value; authorized 100,000,000 shares; 10,542,500 shares issued and outstanding	1,054
Additional paid-in capital	358,876
Accumulated deficit	(45,150)
Stockholders’ Equity	314,780

Total Liabilities and Stockholders' Equity	$324,989

See accompanying notes

Universal Tracking Solutions, Inc.
Statement of Operation
For the Period from July 19, 2006 (inception) to September 30, 2006

2006

Revenue	88,376
Cost of Revenue	82,999
Gross Profit	5,377

Operating Expenses	50,541

Operating Income (Loss)	(45,164)

Other Income (Expense)	14

Net Income (Loss)	$(45,150)

Basic and diluted loss per share	$(0.01)

Weighted average number of common shares outstanding	8,426,241

See accompanying notes

Universal Tracking Solutions, Inc.
Statement of Changes in Stockholders’ Equity
For the Period from July 19, 2006 (inception) to September 30, 2005

	Common Stock
	Shares	Amount	Paid-in Capital	Accumulated Deficit	Total
Balance, July 19, 2006	-	-	-	-	-
Issuance of common stock for service	7,500,000	750	-	-	750
Issuance of common stock for cash	2,000,000	200	149,800	-	150,000
Issuance of common stock for cash	1,042,500	104	208,396	-	208,500
Donated Inventory	-	-	680	-	680
Net loss	-	-	-	(45,150)	(45,150)
Balance, September 30, 2006	10,542,500	1,054	358,876	(45,150)	314,780

See accompanying notes

Universal Tracking Solutions, Inc.
Statement of Cash Flows
For the Period from July 19, 2006 (inception) to September 30, 2006

2006
Cash Flows From Operating Activities
Net loss	$(45,150)
Adjustments to reconcile net loss to net cash flows from operating activities:
Stock based compensation	750
Changes in operating assets and liabilities:
Accounts Receivable	(62,661)
Inventory	(4,280)
Note Receivable	(20,000)
Prepaid Expenses	(39,900)
Accounts Payable	10,209
Total adjustments	(115,882)

Net cash flows from operating activities	(161,032)

Cash Flows From Investing Activities
Purchases of property and equipment	(1,194)
Net cash flows from investing activities	(1,194)

Cash Flows From Financing Activities
Donated Inventory	680
Proceeds from sale of common stock	358,500
Net cash provided by financing activities	359,180

Net Change in Cash	196,954

Cash, Beginning of the Period	-
$196,954
Cash, End of the Period

See accompanying notes

Universal Tracking Solutions, Inc.
Notes to Financial Statements

Note A - Nature of Operations and Basis of Presentation

Nature of Operations

Universal Tracking Solutions, Inc. was incorporated on July 11, 2006 in the state of Nevada (“UTS”, or the “Company”). UTS is an application based solutions provider of telemetry tracking systems. UTS specialize in fleet management, law enforcement, and finance applications as well as the motorcycle and auto industries.

Basis of Presentation

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

Product and service revenue and the related labor costs and payroll are recorded in the period in which services are performed or products are delivered. All revenues are accounted for once they are earned. Units Sales are reported upon delivery of the product and the month maintenance fees are recognized when service is provided. Customers typically pay for monitoring services on a monthly basis.

Accounts Receivable

UTS’ trade accounts receivable result from the sale of its products and services, and consist of private and public companies. UTS uses the allowance method to account for uncollectible accounts. Bad debt expense for the period ended September 30, 2006 was $0.

Concentration of Credit Risk

Financial instruments, which potentially expose UTS to concentrations of credit risk consist principally of trade accounts receivable.

UTS’ trade accounts receivable result from the sale of its products and services to customers, and customers consist of public and private companies. In order to minimize the risk of loss from these companies, credit limits, ongoing credit evaluation of its customers, and account monitoring procedures are utilized. Collateral is not generally required. Management analyzes historical bad debt, customer concentrations, customer credit-worthiness, current economic trends, and changes in customer payment tendencies, when evaluating the allowance for doubtful accounts. UTS had no customers who accounted for 10% or more of gross accounts receivable or 10% or more of the net sales for the period ended September 30, 2006.

The Company is obligated to pay the salaries, wages, related benefit costs, and expenses. Accordingly, the Company's ability to collect amounts due from customers could be affected by economic fluctuations in its markets or these industries.

Financial Instruments

UTS estimates that the fair value of all financial instruments at September 30, 2006 do not differ materially from the aggregate carrying value of its financial instruments recorded in the accompanying balance sheets.

Property and Equipment

Property and equipment are recorded at historical cost and include expenditures, which substantially increase the useful lives of existing property and equipment. Maintenance and repairs are charged to operations when incurred.

Depreciation of property and equipment is computed primarily using the straight-line method based on estimated useful lives (furniture and fixtures, 6 to 7 years, office equipment 5 to 7 years, and computers and software, 3 to 5 years). Depreciation for income tax purposes is computed principally using the straight line method and estimated useful lives.

Advertising Cost

Advertising costs, except for costs associated with direct-response advertising, are charged to operations when incurred. The costs of direct-response advertising are capitalized and amortized over the period during which future benefits are expected to be received. UTS did not have direct-response advertising costs during the period ended September 30, 2006.

Accounting for Stock-based Compensation

UTS accounts for and reports its stock-based employee compensation arrangements using the intrinsic value method as prescribed in Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees ("APB No. 25"), Financial Accounting Standards Board Interpretation No. 44, Accounting for Certain Transactions Involving Stock Compensation ("FIN 44"), and Statement of Financial Accounting Standards No. 148 Accounting for Stock-Based Compensation - Transition and Disclosure (“SFAS 148”). Accordingly, compensation costs for stock options and warrants are measured as the excess, if any, of the fair value of the stock at the date of grant, over the stock option exercise price. Value Consulting accounts for stock issued to non-employees in accordance with the provisions of Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation ("SFAS No. 123") Under SFAS No. 123, stock option awards issued to non-employees are accounted for at their fair value on the date issued, where fair value is determined using the Black-Scholes option pricing method.

Income Taxes

UTS records its federal and state income tax liability in accordance with Statement of Financial Accounting Standards Statement No. 109 "Accounting for Income Taxes". Deferred taxes are provided for differences between the basis of assets and liabilities for financial statements and income tax purposes, using current tax rates. Deferred tax assets represent the expected benefits from net operating losses carried forward and general business credits that are available to offset future income taxes.

Loss Per Share

Net loss per share is computed based upon the weighted average number of outstanding shares of the Company’s common stock for each period presented.

Recent Accounting Pronouncements

In April 2003, the FASB issued SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities”. The statement amends and clarifies accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts, and hedging activities. This statement is designed to improve financial reporting such that contracts with comparable characteristics are accounted for similarly. The statement is generally effective for contracts entered into or modified after June 30, 2003. The Company currently has no such financial instruments outstanding or under consideration and does not expect the adoption of this standard to effect the Company’s financial position or results of operations.

In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity”. This statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. This statement is effective for financial instruments entered into or modified after May 31, 2003, and is otherwise effective at the beginning of the first interim period beginning after June 15, 2003. The Company currently has no such financial instruments outstanding or under consideration and therefore adoption of this standard currently has no financial reporting implications.

In December 2003, the FASB issued FASB Interpretation No. 46, “Amended Consolidation of Variable Interest Entities” (“FIN No. 46”). This interpretation clarifies rules relating to consolidation where entities are controlled by means other than a majority voting interest and instances in which equity investors do not bear the residual economic risks. This interpretation is effective immediately for variable interest entities created after January 31, 2003 and, for interim periods beginning after December 15, 2003, for interests acquired prior to February 1, 2003. The Company does not currently have relationships with entities meeting the criteria set forth in FIN No. 46 and is not required to include any such entities in its financial statements pursuant to the provisions of FIN No. 46.

Effective as of December 31, 2004, the Company adopted the revised interpretation of Financial Accounting Standards Board (FASB) Interpretation No. 46 (FIN 46), “Consolidation of Variable Interest Entities,” (FIN 46-R). FIN 46-R requires that certain variable interest entities be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. The Company does not have any investments in entities it believes are variable interest entities for which the Company is the primary beneficiary.

In December 2004, FASB issued SFAS No. 123 (revised 2004) "Share Based Payment" (SFAS No. 123R), a revision to Statement No. 123, Accounting for Stock-Based Compensation which supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees. The revised SFAS 123 eliminates the alternative to use Opinion 25's intrinsic value method of accounting and, instead, requires entities to recognize the cost of employee services received in exchange for awards of equity instruments based on the grant-date fair value of those awards. Furthermore, public entities are required to measure liabilities incurred to employees in share-based payment transactions at fair value as well as estimate the number of instruments for which the requisite service is expected to be rendered. Any incremental compensation cost for a modification of the terms or conditions of an award is measured by comparing the fair values before and after the modification. The Company has yet to determine the effect SFAS No. 123R may have on its financial statements, if any.

As per Note D, Issuance of Common Stock, stock was issued in return for services provided in the initial set up of the organization.

There are no differences between historical and pro-forma stock based compensation value.

Note B - Income Taxes

For income tax purposes UTS had $45,150 of net operating losses for the period ended September 30, 2006, which can be used to offset future federal and state taxable income. No income tax benefit has been recorded in the accompanying financial statements since the recoverability of such assets is not reasonably assured through known future revenue sources.

Note C - Cash Flow Supplemental Information

Cash paid for interest during the period ended September 30, 2006 amounted to $0.

During the period ended September 30, 2006, UTS issued 10,542,500 shares of restricted common stock, valued at $359,930, to various investors and service providers, including both of the Company’s officers and directors.

Note D - Stockholders’ Equity

Issuance of Common Stock

On July 19, 2006, the Board of Directors approved the issuance of 7,500,000 restricted shares of the Company’s $.0001 par value common stock for $750 of services. The stock was issued, at inception, at par value for services provided in relation to the initial incorporation and set up of the organization. These services had a value of $750.

On August 1, 2006, the Board of Directors approved the issuance of 2,000,000 restricted shares of the Company’s $.0001 par value common stock, and 2,000,000 warrants to purchase 2,000,000 additional shares of the Company’s common stock for $.20 per share, for a total investment of $150,000.

On September 30, 2006, the Board of Directors approved the issuance of 1,042,500 restricted shares of the Company’s $.0001 par value common stock for a total investment of $208,500.

Common Stock Warrants

As of September 30, 2006, there were 2,000,000 stock warrants outstanding which are due to expire on July 31, 2008. Each warrant has an exercise price of $.20 per share. All stock warrants are exercisable.

Note E - Commitments and Contingencies

Operating Leases

UTS currently has no lease obligations. Our executive offices our located in Gilbert, AZ. Our executive offices are leased on a quarter-by-quarter basis. Payments are made in advance and there are no on-going lease obligations. The current lease rate is $1,200 per month.

Litigation

As of September 30, 2006, UTS did not have any outstanding legal issues outside of the ordinary course of business.

Note F - Subsequent Events

There are no subsequent events.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 24. Indemnification of Directors.

Universal Tracking Solutions, Inc.'s Certificate of Incorporation permits indemnification to the fullest extent permitted by Nevada law. Universal Tracking Solutions, Inc.'s by-laws require UTS to indemnify any person who was or is an authorized representative of UTS, and who was or is a party or is threatened to be made a party to any corporate proceeding, by reason of the fact that such person was or is an authorized representative of UTS, against expenses, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such third party proceeding if such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of UTS and, with respect to any criminal third party proceeding (including any action or investigation which could or does lead to a criminal third party proceeding) had no reasonable cause to believe such conduct was unlawful. UTS shall also indemnify any person who was or is an authorized representative of UTS and who was or is a party or is threatened to be made a party to any corporate proceeding by reason of the fact that such person was or is an authorized representative of UTS, against expenses actually and reasonably incurred by such person in connection with the defense or settlement of such corporate action if such person acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of UTS, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to UTS unless and only to the extent that the court in which such corporate proceeding was pending shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such authorized representative is fairly and reasonably entitled to indemnity for such expenses which any court shall deem proper. Such indemnification is mandatory under UTS’ by-laws as to expenses actually and reasonably incurred to the extent that an authorized representative of UTS has been successful on the merits or otherwise in defense of any third party or corporate proceeding or in defense of any claim, issue or matter therein. The determination of whether an individual is entitled to indemnification may be made by a majority of disinterested directors, independent legal counsel in a written legal opinion or the shareholders. UTS currently does not maintain a directors and officers liability insurance policy.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling UTS pursuant to the foregoing provisions, UTS has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in that Act and is therefore unenforceable.

Item 25. Other Expenses of Issuance and Distribution.

The estimated expenses of the distribution, all of which are to be borne by us, are as follows. All amounts are estimates except the Securities and Exchange Commission registration fee:

Expense	Amount
Registration Fee	$500
Printing and Engraving Expenses	$5,000
Accounting Fees and Expenses	$5,000
Legal Fees and Expenses	$25,000
Transfer Agent’s Fees and Expenses	$2,000
Miscellaneous	$8,500
Total	$46,000

Item 26. Recent Sale of Unregistered Securities.

Set forth below is information regarding the issuance and sales of Universal Tracking Solutions, Inc.’s common stock without registration during the last three (3) years. No such sales involved the use of an underwriter.

1.  On July 19, 2006, we were incorporated pursuant to the Nevada Corporation Law. Upon our incorporation 7,500,000 shares were issued to our founding shareholder for consideration of $750. This transaction by us did not involve any
2.   public offering and was exempt from the registration requirements under the Securities Act pursuant to Section 4(2) thereof.
3.   On August 1, 2006, we issued 2,000,000 shares and 2,000,000 warrants to an investor for consideration totaling $150,000. This transaction by us did not involve any public offering and was exempt from the registration requirements under the Securities Act pursuant to Section 4(2) thereof.

4.   On September 30, 2006, we issued 1,042,500 shares to investors for an aggregate investment of $208,500. This transaction by us did not involve any public offering and was exempt from the registration requirements under the Securities Act pursuant to Section 4(2) thereof.

ITEM 26. Exhibits

Exhibit No.	Description
3.1 (1)	Certification of Incorporation of the Registrant
3.2 (2)	By-laws of the Registrant
4.1 (3)	Specimen Common Stock Certificate
5.1	Consent and Opinion of Goldberg Law Group, P.A.
10.1	Form of Subscription Agreement dated August 1, 2006
10.2	Form of Warrant Agreement dated August 1, 2006
10.3	Form of Subscription Agreement dated September 30, 2006
23.1	Consent of Independent Auditor

(1) incorporated by reference to Exhibit 3.1 of the Current Report on Form SB-2, as filed with the SEC on November 28, 2006
(2) incorporated by reference to Exhibit 3.2 of the Current Report on Form SB-2, as filed with the SEC on November 28, 2006
(3) incorporated by reference to Exhibit 4.1 of the Current Report on Form SB-2, as filed with the SEC on November 28, 2006

Item 27. Undertakings.

At this time, we are not required to provide annual reports to security holders. However, shareholders and the general public may view and download copies of all of our filings with the SEC, including annual reports, quarterly reports, and all other reports required under the Securities Exchange Act of 1934, by visiting the SEC site (http://www.sec.gov) and performing a search of our electronic filings. We intend to file with the Securities and Exchange Commission a Form 8-A to register our common stock pursuant to Section 12(g) of the Securities and Exchange Act of 1934, as soon as practicable after this registration statement is declared effective by the Securities and Exchange Commission. Thereafter, annual reports will be delivered to security holders as required or they will be available online.

The undersigned registrant hereby undertakes to:

(1) File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement, and (iii) Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4) For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

(iv) Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Gilbert, State of Arizona, on March 5, 2007.

Universal Tracing Solutions, Inc.

/s/ Keith A. Tench
By: Keith A. Tench, President, CEO, Chairman of the Board

In accordance with the requirements of the Securities Act of 1933, as amended, this registration statement was signed by the following persons in the capacities and on the dates stated.

Universal Tracking Solutions, Inc.

/s/ Keith A. Tench	Dated: March 5, 2007
By: Keith Tench, President, CEO, Chairman of the Board

/s/ Terrell J. Horne	Dated: March 5, 2007
By: Terrell J. Horne, CFO, Principal Accounting Officer, Controller

/s/ Don E Quarterman, Jr.	Dated: March 5, 2007
By: Don E. Quarterman, Jr., Director

/s/ Daniel Seifer	Dated: March 5, 2007
By: Daniel Seifer, Director